UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2021

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: + 353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares (ADS(s)), each ADS representing the right to receive one (1) Ordinary Share of Amarin Corporation plc	AMRN	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2021, Amarin Corporation plc (the “Amarin”) adopted the Amarin Corporation plc Executive Severance and Change of Control Plan (the “Plan”), pursuant to which our U.S. officers with a title of vice president and higher are eligible for certain severance benefits as participants under the Plan. This Plan replaces Amarin’s prior executive severance and change of control plan which has been previously described. This Plan was adopted following recommendations from Amarin’s independent compensation consultant with the intention of aligning these provisions with those of Amarin’s peer companies. This update was made pursuant to an annual review of the competitiveness of Amarin’s compensation practices and approved by directors of Amarin who are independent and not covered by these provisions.

Provisions of the Plan pertaining to officers are as follows:

In the event of a termination of employment by the Company without “Cause” or by a participant for “Good Reason”, in each case, during the 24-month period following a “Change of Control” (as each such quoted term is defined in the Plan) and subject to the execution and effectiveness of a separation agreement including, among other things, a general release of claims in favor of the Company and related persons (a “Separation Agreement”), participants in the Plan are eligible for the following severance payments and benefits under the Plan:

•

Executive and senior vice presidents shall be entitled to a lump sum cash payment equal to 1.5 times the sum of such participant’s base salary plus such participant’s target annual performance bonus for the year in which termination occurs or, if higher, the target annual performance bonus in effect as of immediately prior to the Change of Control (the higher of such amounts, the “Target Bonus”), continuation of group health plan benefits for up to 18 months and accelerated vesting of all of such participant’s then-outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time-based vesting) (“Equity Awards”);

•

Vice presidents shall be entitled to a lump sum cash payment equal to 1.0 times the sum of such participant’s base salary plus such participant’s Target Bonus, continuation of group health plan benefits for up to 12 months and accelerated vesting of all of such participant’s then-outstanding Equity Awards; and

•

Our chief executive officer shall be entitled to continuation of his base salary for 24 months, a lump sum cash payment equal to 2.0 times his Target Bonus, continuation of group health plan benefits for up to 24 months and accelerated vesting of all of his then-outstanding Equity Awards.

Absent a Change of Control, in the event that a participant’s employment is terminated by the Company without Cause (or, to the extent a participant’s employment agreement provides Good Reason protection outside of a Change of Control, if the participant terminates employment for Good Reason), and subject to the execution and effectiveness of a Separation Agreement, participants in the Plan are eligible for the following severance payments and benefits under the Plan:

•

Executive and senior vice presidents shall be entitled to continuation of such participant’s base salary for 12 months, continuation of group health plan benefits for up to 12 months and six months of accelerated vesting of such participant’s then-outstanding Equity Awards;

•

Vice presidents shall be entitled to continuation of such participant’s base salary for nine months, continuation of group health plan benefits for up to nine months and six months of accelerated vesting of such participant’s then-outstanding Equity Awards; and

•

Our chief executive officer shall be entitled to continuation of his base salary for 18 months, an amount equal to 1.5 times his Target Bonus to be paid in substantially equal installments over the course of 18 months, continuation of group health plan benefits for up to 18 months and 12 months of accelerated vesting of his then-outstanding Equity Awards.

The Plan also provides that any participant who is party to an employment or letter agreement with the Company, that, as of the effective date of the Plan, contains a more favorable definition of a defined term in the Plan or provides for more favorable terms or provisions than provided under the Plan (including, without limitation, with respect to compensation, benefits or equity-related rights) then the more favorable definition, term or provision, or relevant combination thereof, shall be applicable for the benefit of the participant; provided, however, that in no event shall there be duplication of payments or benefits under the Plan and a participant’s employment or letter agreement.

The foregoing summary of the Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amarin Corporation plc Executive Severance and Change of Control Plan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2021	Amarin Corporation plc

	By:	/s/ John F. Thero
John F. Thero
President and Chief Executive Officer